August 23, 2019

To: William H. Gray, CEO and Chairman of the Board, Wytec International, Inc.

From: Angus B. Davis, Chief Strategy Officer, Wytec International, Inc.

RE: Resignation

Mr. Gray:

I still remember the phone call that introduced us in 2012 and which brought me to Wytec. I couldn't have dreamed of the road we would travel.

Over the past seven years we have truly embraced the American entrepreneurial spirit. In my tenure we have studied and tackled mountains of industry trends, crashed through technical and engineering challenges to produce the LPN-16 and assisted Columbus, OH in achieving the title of most Intelligent City in the world as well as being named one of the top tech firms in San Antonio.

Your trust in me even garnered us the opportunity to take to the world stage as I addressed over 200 governmental leaders in the United Nations' oldest arm, the International Telecommunications Union and their Asia Pacific Development conference. The response we received from these leaders validated Wytec's innovative business approach, the LPN-16 and affirmed our labors in delivering a small cell network that sits poised to assist the United Sates in leading the way to 5G.

With such great moments behind us and opportunity on the horizon it is with mixed feelings that I ask you to accept this letter of resignation as Wytec's chief strategy officer and corporate secretary to be effective August 30, 2019. The time has come for me to trust Wytec to its next level of leadership and for me to pursue opportunities that align with my calling as a credentialed minister.

To that end I remain grateful and appreciative and look forward to remaining on Wytec's board of directors.

Respectfully,

Angus Davis